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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 5, 2002 relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of Credit Suisse Trust - Global Post - Venture Capital Portfolio, Emerging Growth Portfolio, Emerging Markets Portfolio, Large Cap Value Portfolio, International Focus Portfolio, Small Cap Growth Portfolio, Blue Chip Portfolio and Small Cap Value Portfolio which is incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


PricewaterhouseCoopers LLP



Two Commerce Square
Philadelphia, Pennsylvania
April 5, 2002